2375 Waterview Drive
Northbrook, IL 60062
www.cfindustries.com

CF Industries Holdings, Inc. Reports Full Year 2024 Net Earnings of $1.22 Billion, Adjusted EBITDA of $2.28 Billion
Solid Operational and Financial Performance, Consistent Strong Cash Generation
Constructive Global Nitrogen Industry Dynamics in Near- and Long-Terms
Returned $1.9 Billion to Shareholders Through Share Repurchases and Dividends in 2024

NORTHBROOK, Ill.—February 19, 2025—CF Industries Holdings, Inc. (NYSE: CF), a leading global manufacturer of hydrogen and nitrogen products, today announced results for the full year and fourth quarter ended December 31, 2024.

Highlights
•Full year 2024 net earnings(1)(2) of $1.22 billion, or $6.74 per diluted share, EBITDA(3) of $2.33 billion, and adjusted EBITDA(3) of $2.28 billion
•Fourth quarter 2024 net earnings of $328 million, or $1.89 per diluted share, EBITDA of $582 million, and adjusted EBITDA of $562 million
•Full year 2024 net cash from operating activities of $2.27 billion and free cash flow(4) of $1.45 billion
•Repurchased 18.8 million shares for $1.51 billion during 2024

“CF Industries’ 2024 results reflect strong execution by our team against the backdrop of constructive global nitrogen industry dynamics,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “We believe our cost-advantaged North American-based production network, operational capabilities and disciplined strategic initiatives position CF Industries well to continue to create substantial value for long-term shareholders.”
Operations Overview
As of December 31, 2024, the Company’s 12-month rolling average recordable incident rate was 0.31 incidents per 200,000 work hours.

Gross ammonia production for the full year and fourth quarter of 2024 was approximately 9.8 million and 2.6 million tons, respectively, compared to 9.5 million and 2.5 million tons for the full year and fourth quarter of 2023, respectively. The Company expects gross ammonia production in 2025 to be approximately 10 million tons.

Financial Results Overview

Full Year 2024 Financial Results

For the full year 2024, net earnings attributable to common stockholders were $1.22 billion, or $6.74 per diluted share, EBITDA was $2.33 billion, and adjusted EBITDA was $2.28 billion. These results compare to full year 2023 net earnings attributable to common stockholders of $1.53 billion, or $7.87 per diluted share, EBITDA of $2.71 billion, and adjusted EBITDA of $2.76 billion.

Net sales for the full year 2024 were $5.94 billion compared to $6.63 billion for 2023. Average selling prices for 2024 were lower than 2023 as lower global energy costs reduced the global market clearing price required to meet global demand. Sales volumes for 2024 were similar to 2023 as higher ammonia sales volumes due primarily to the addition of contractual commitments served from the recently acquired Waggaman ammonia production facility were offset by lower urea ammonium nitrate solution (UAN), ammonium nitrate (AN) and other sales volumes.

Cost of sales for the full year 2024 was lower compared to 2023 due to lower realized natural gas costs partially offset by higher maintenance costs.

The average cost of natural gas reflected in the Company’s cost of sales was $2.40 per MMBtu for the full year 2024 compared to the average cost of natural gas in cost of sales of $3.67 per MMBtu for 2023.

Fourth Quarter 2024 Financial Results

For the fourth quarter of 2024, net earnings attributable to common stockholders were $328 million, or $1.89 per diluted share, EBITDA was $582 million, and adjusted EBITDA was $562 million. These results compare to fourth quarter of 2023 net earnings attributable to common stockholders of $274 million, or $1.44 per diluted share, EBITDA of $556 million, and adjusted EBITDA of $592 million.

Net sales in the fourth quarter of 2024 were $1.52 billion compared to $1.57 billion in the fourth quarter of 2023. Average selling prices for the fourth quarter of 2024 were similar to the fourth quarter of 2023. Sales volumes in the fourth quarter of 2024 were similar to the fourth quarter of 2023 as higher ammonia sales volumes due primarily to the addition of contractual commitments served from the recently acquired Waggaman ammonia production facility were offset primarily by lower UAN, AN and other sales volumes.

Cost of sales for the fourth quarter of 2024 was similar to the fourth quarter of 2023 as higher maintenance costs were offset by lower realized natural gas costs.

The average cost of natural gas reflected in the Company’s cost of sales was $2.43 per MMBtu in the fourth quarter of 2024 compared to the average cost of natural gas in cost of sales of $3.01 per MMBtu in the fourth quarter of 2023.

Capital Management
Capital Expenditures

Capital expenditures in the fourth quarter and full year 2024 were $197 million and $518 million, respectively. Management projects capital expenditures for full year 2025 will be approximately $500-550 million.

Share Repurchase Program

The Company repurchased 18.8 million shares for $1.51 billion during 2024, which includes the repurchase of 4.4 million shares for $385 million during the fourth quarter of 2024. Since CF Industries commenced its current $3 billion share repurchase program in the second quarter of 2023, the Company has repurchased 24.4 million shares for approximately $1.94 billion. As of December 31, 2024, $1.06 billion remains under the program, which expires in December 2025.

CHS Inc. Distribution

On January 31, 2025, the Board of Managers of CF Industries Nitrogen, LLC (CFN) approved a semi-annual distribution payment to CHS Inc. (CHS) of $129 million for the distribution period ended December 31, 2024. The distribution was paid on January 31, 2025. Distributions to CHS pertaining to 2024 distribution periods were approximately $293 million.

Nitrogen Market Outlook

Global nitrogen pricing was supported in the fourth quarter of 2024 by positive global demand, constrained supply availability due in part to natural gas shortages in Iran and Egypt, and China’s continued restrictions on urea exports. In the near-term, management expects the global supply-demand balance to remain constructive, as inventories globally are believed to be below average and production economics for the industry’s marginal producers in Europe remain challenging.

•North America: The Company currently forecasts average U.S. corn returns above soybeans, due in part to improving corn prices from strong corn exports and lower 2024 yield estimates, which is expected to be positive for corn plantings and nitrogen demand in the region. Management expects corn plantings in the United States in 2025 will be approximately 93 million acres.

•Brazil: Urea imports for 2024 were 8.3 million metric tons, 14% higher than 2023. Nitrogen imports to Brazil are expected to remain strong in 2025 on forecast high corn plantings and continued nominal domestic nitrogen production.

•India: Urea inventory in India is believed to be low following strong domestic demand for urea, lower-than-targeted domestic urea production and lower urea import volumes in 2024 compared to 2023. Given the inability of import agencies to secure targeted volumes in the country’s two most recent urea import tenders, another urea import tender may be necessary in the first quarter of 2025, which will compete for volumes with demand in the Northern Hemisphere for spring applications. Additionally, India is likely to tender earlier in its next fertilizer year than in recent years given the lower urea stock position.

•Europe: Approximately 25% of ammonia capacity, excluding two ammonia facilities that have recently announced shut-downs, and 20% of urea capacity were reported in shutdown/curtailment in Europe as of January 2025. Management believes that ammonia operating rates and overall domestic nitrogen product output in Europe will remain below historical averages over the long-term given the region’s status as the global marginal producer.

•China: Ongoing urea export controls by the Chinese government continue to limit urea export availability from the country. China exported less than 300,000 metric tons of urea in 2024, 94% lower than 2023. Urea exports may resume following China’s domestic spring application season.

•Russia: Urea exports from Russia increased by 16% through the end of the third quarter of 2024 compared to the same period in 2023 due to the start-up of new urea granulation capacity, producers favoring urea upgrades over UAN upgrades, and the willingness of certain countries to purchase Russian fertilizer, including the United States and Brazil.

Over the medium-term, significant energy cost differentials between North American producers and high-cost producers in Europe and Asia are expected to persist. As a result, the Company believes the global nitrogen cost structure will remain supportive of strong margin opportunities for low-cost North American producers.

Longer-term, management expects the global nitrogen supply-demand balance to tighten as global nitrogen capacity growth over the next four years is not projected to keep pace with expected global nitrogen demand growth of approximately 1.5% per year for traditional applications and new demand growth for clean energy applications. Global production is expected to remain constrained by continued challenges related to cost and availability of natural gas.

Strategic Initiatives Update

ATR Ammonia Production Facility FEED Study Update

In the fourth quarter of 2024, CF Industries and its partners completed a front-end engineering and design (FEED) study on constructing a greenfield autothermal reforming (ATR) ammonia production facility with carbon capture and sequestration (CCS) technologies at CF Industries’ Blue Point Complex in Louisiana. The FEED study estimates the cost of a project with these attributes to be approximately $4.0 billion. Additionally, the Company estimates approximately $500 million would be required for the scalable common infrastructure for the site, such as ammonia storage and a vessel loading dock.

The Company and its potential partners expect to make final investment decisions on the proposed project in the first quarter of 2025.

Donaldsonville Complex Electrolyzer Project

Commissioning of the 20-megawatt alkaline water electrolysis plant at CF Industries’ Donaldsonville, Louisiana, manufacturing complex was suspended due to an issue experienced in the fourth quarter of 2024. The Company is working with the technology provider, thyssenkrupp, and the provider’s subcontractor, thyssenkrupp nucera, to determine the root cause of the issue. Upon identification and remediation of the issue, management expects to resume commissioning activities.

Donaldsonville Complex Carbon Capture and Sequestration Project

Construction of a dehydration and compression unit at CF Industries’ Donaldsonville Complex continues to advance: all major equipment for the facility has been procured, installation of piping and process equipment is in progress, the two compressors have been delivered to the site, and commissioning activities have begun. Once in service, the dehydration and compression unit will enable up to 2 million metric tons annually of captured process carbon dioxide to be transported and permanently stored by ExxonMobil. CF Industries expects the project to qualify for tax credits under Section 45Q of the Internal Revenue Code, which provides a credit per metric ton of carbon dioxide sequestered. Start-up of the project is expected in 2025.

Yazoo City Complex Carbon Capture and Sequestration Project

CF Industries signed a definitive commercial agreement in July 2024 with ExxonMobil for the transport and sequestration in permanent geologic storage of up to 500,000 metric tons of carbon dioxide annually from the Company’s Yazoo City, Mississippi, Complex. CF Industries will invest approximately $100 million into its Yazoo City Complex to build a carbon dioxide dehydration and compression unit to enable up to 500,000 metric tons of carbon dioxide captured from the ammonia production process per year to be transported and stored. CF Industries expects the project to qualify for tax credits under Section 45Q of the Internal Revenue Code, which provides a credit per metric ton of carbon dioxide sequestered. Start-up of the project is expected in 2028.

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(1)Certain items recognized during the full year 2024 impacted the Company’s financial results and their comparability to the prior year period. See the table accompanying this release for a summary of these items.
(2)Financial results for the full year 2024 include the impact of CF Industries’ acquisition of the Waggaman, Louisiana, ammonia production facility on December 1, 2023.
(3)EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)—net, income taxes and depreciation and amortization. See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(4)Free cash flow is defined as net cash from operating activities less capital expenditures and distributions to noncontrolling interest. See reconciliation of free cash flow to the most directly comparable GAAP measure in the table accompanying this release.

Consolidated Results

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
	(dollars in millions, except per share and per MMBtu amounts)
Net sales	$1,524	$1,571	$5,936	$6,631
Cost of sales	1,000	1,070	3,880	4,086
Gross margin	$524	$501	$2,056	$2,545
Gross margin percentage	34.4%	31.9%	34.6%	38.4%

Net earnings attributable to common stockholders	$328	$274	$1,218	$1,525
Net earnings per diluted share	$1.89	$1.44	$6.74	$7.87

EBITDA(1)	$582	$556	$2,331	$2,707
Adjusted EBITDA(1)	$562	$592	$2,284	$2,760

Sales volume by product tons (000s)	4,747	4,912	18,943	19,130

Natural gas supplemental data (per MMBtu):
Natural gas costs in cost of sales(2)	$2.41	$2.79	$2.28	$3.26
Realized derivatives loss in cost of sales(3)	0.02	0.22	0.12	0.41
Cost of natural gas used for production in cost of sales	$2.43	$3.01	$2.40	$3.67
Average daily market price of natural gas Henry Hub (Louisiana)	$2.42	$2.74	$2.25	$2.53

Unrealized net mark-to-market (gain) loss on natural gas derivatives	$(2)	$26	$(35)	$(39)
Depreciation and amortization	$221	$229	$925	$869
Capital expenditures	$197	$188	$518	$499

Production volume by product tons (000s):
Ammonia(4)	2,617	2,525	9,800	9,496
Granular urea	1,023	1,130	4,404	4,544
UAN (32%)(5)	1,768	1,840	6,753	6,852
AN	354	416	1,392	1,520
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(1)See reconciliations of EBITDA and adjusted EBITDA to the most directly comparable GAAP measures in the tables accompanying this release.
(2)Includes the cost of natural gas used for production and related transportation that is included in cost of sales during the period under the first-in, first-out inventory cost method.
(3)Includes realized gains and losses on natural gas derivatives settled during the period. Excludes unrealized mark-to-market gains and losses on natural gas derivatives.
(4)Gross ammonia production, including amounts subsequently upgraded on-site into granular urea, UAN, or AN.
(5)UAN product tons assume a 32% nitrogen content basis for production volume.

Ammonia Segment

CF Industries’ ammonia segment produces anhydrous ammonia (ammonia), which is the base product that the Company manufactures, containing 82 percent nitrogen and 18 percent hydrogen. The results of the ammonia segment consist of sales of ammonia to external customers for its nitrogen content as a fertilizer, in emissions control and in other industrial applications. In addition, the Company upgrades ammonia into other nitrogen products such as granular urea, UAN and AN.

	Three months ended December 31,		Year ended December 31,
	2024(1)	2023(1)	2024(1)	2023(1)
	(dollars in millions, except per ton amounts)
Net sales	$572	$495	$1,736	$1,679
Cost of sales	374	341	1,243	1,138
Gross margin	$198	$154	$493	$541
Gross margin percentage	34.6%	31.1%	28.4%	32.2%

Sales volume by product tons (000s)	1,240	1,077	4,085	3,546
Sales volume by nutrient tons (000s)(2)	1,016	883	3,349	2,908

Average selling price per product ton	$461	$460	$425	$473
Average selling price per nutrient ton(2)	563	561	518	577

Adjusted gross margin(3):
Gross margin	$198	$154	$493	$541
Depreciation and amortization	63	54	239	171
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(1)	8	(13)	(11)
Adjusted gross margin	$260	$216	$719	$701
Adjusted gross margin as a percent of net sales	45.5%	43.6%	41.4%	41.8%

Gross margin per product ton	$160	$143	$121	$153
Gross margin per nutrient ton(2)	195	174	147	186
Adjusted gross margin per product ton	210	201	176	198
Adjusted gross margin per nutrient ton(2)	256	245	215	241
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(1)Financial results include the impact of CF Industries’ acquisition of the Waggaman, Louisiana, ammonia production facility on December 1, 2023.
(2)Nutrient tons represent the tons of nitrogen within the product tons.
(3)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2024 to 2023:

•Ammonia sales volume for 2024 increased compared to 2023 due to the addition of contractual commitments served from the Waggaman ammonia production facility that was acquired in December 2023.
•Ammonia average selling prices decreased for 2024 compared to 2023 as lower global energy costs reduced the global market clearing price required to meet global demand.
•Ammonia adjusted gross margin per ton decreased for 2024 compared to 2023 due primarily to lower average selling prices and higher maintenance costs partially offset by lower realized natural gas costs.

Granular Urea Segment

CF Industries’ granular urea segment produces granular urea, which contains 46 percent nitrogen. Produced from ammonia and carbon dioxide, it has the highest nitrogen content of any of the Company’s solid nitrogen products.

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
	(dollars in millions, except per ton amounts)
Net sales	$348	$392	$1,600	$1,823
Cost of sales	215	235	926	1,010
Gross margin	$133	$157	$674	$813
Gross margin percentage	38.2%	40.1%	42.1%	44.6%

Sales volume by product tons (000s)	1,002	1,038	4,522	4,570
Sales volume by nutrient tons (000s)(1)	461	477	2,080	2,102

Average selling price per product ton	$347	$378	$354	$399
Average selling price per nutrient ton(1)	755	822	769	867

Adjusted gross margin(2):
Gross margin	$133	$157	$674	$813
Depreciation and amortization	66	69	284	285
Unrealized net mark-to-market loss (gain) on natural gas derivatives	—	7	(9)	(11)
Adjusted gross margin	$199	$233	$949	$1,087
Adjusted gross margin as a percent of net sales	57.2%	59.4%	59.3%	59.6%

Gross margin per product ton	$133	$151	$149	$178
Gross margin per nutrient ton(1)	289	329	324	387
Adjusted gross margin per product ton	199	224	210	238
Adjusted gross margin per nutrient ton(1)	432	488	456	517
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2024 to 2023:

•Granular urea sales volumes for 2024 were similar to 2023.
•Granular urea average selling prices decreased for 2024 compared to 2023 as lower global energy costs reduced the global market clearing price required to meet global demand.
•Granular urea adjusted gross margin per ton decreased for 2024 compared to 2023 due primarily to lower average selling prices partially offset by lower realized natural gas costs.

UAN Segment

CF Industries’ UAN segment produces urea ammonium nitrate solution (UAN). UAN is a liquid product with nitrogen content that typically ranges from 28 percent to 32 percent and is produced by combining urea and ammonium nitrate in solution.

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
	(dollars in millions, except per ton amounts)
Net sales	$372	$418	$1,678	$2,068
Cost of sales	256	314	1,069	1,251
Gross margin	$116	$104	$609	$817
Gross margin percentage	31.2%	24.9%	36.3%	39.5%

Sales volume by product tons (000s)	1,613	1,812	6,771	7,237
Sales volume by nutrient tons (000s)(1)	510	573	2,142	2,283

Average selling price per product ton	$231	$231	$248	$286
Average selling price per nutrient ton(1)	729	729	783	906

Adjusted gross margin(2):
Gross margin	$116	$104	$609	$817
Depreciation and amortization	62	74	268	288
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(1)	7	(10)	(11)
Adjusted gross margin	$177	$185	$867	$1,094
Adjusted gross margin as a percent of net sales	47.6%	44.3%	51.7%	52.9%

Gross margin per product ton	$72	$57	$90	$113
Gross margin per nutrient ton(1)	227	182	284	358
Adjusted gross margin per product ton	110	102	128	151
Adjusted gross margin per nutrient ton(1)	347	323	405	479
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2024 to 2023:

•UAN sales volumes for 2024 were lower than 2023 sales volumes due to lower available supply from lower beginning inventory.
•UAN average selling prices decreased for 2024 compared to 2023 as lower global energy costs reduced the global market clearing price required to meet global demand.
•UAN adjusted gross margin per ton decreased for 2024 compared to 2023 due primarily to lower average selling prices partially offset by lower realized natural gas costs.

AN Segment

CF Industries’ AN segment produces ammonium nitrate (AN). AN is used as a nitrogen fertilizer with nitrogen content between 29 percent to 35 percent, and is also used extensively by the commercial explosives industry as a component of explosives.

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
	(dollars in millions, except per ton amounts)
Net sales	$101	$120	$419	$497
Cost of sales	78	95	340	359
Gross margin	$23	$25	$79	$138
Gross margin percentage	22.8%	20.8%	18.9%	27.8%

Sales volume by product tons (000s)	357	414	1,464	1,571
Sales volume by nutrient tons (000s)(1)	122	142	501	538

Average selling price per product ton	$283	$290	$286	$316
Average selling price per nutrient ton(1)	828	845	836	924

Adjusted gross margin(2):
Gross margin	$23	$25	$79	$138
Depreciation and amortization	9	12	39	48
Unrealized net mark-to-market loss (gain) on natural gas derivatives	—	1	(1)	(2)
Adjusted gross margin	$32	$38	$117	$184
Adjusted gross margin as a percent of net sales	31.7%	31.7%	27.9%	37.0%

Gross margin per product ton	$64	$60	$54	$88
Gross margin per nutrient ton(1)	189	176	158	257
Adjusted gross margin per product ton	90	92	80	117
Adjusted gross margin per nutrient ton(1)	262	268	234	342
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2024 to 2023:

•AN sales volumes for 2024 were lower than 2023 sales volumes primarily due to lower supply availability from lower production in 2024 compared to 2023.
•AN average selling prices decreased for 2024 compared to 2023 as lower global energy costs reduced the global market clearing price required to meet global demand.
•AN adjusted gross margin per ton decreased for 2024 compared to 2023 due primarily to lower average selling prices partially offset by lower maintenance costs and lower realized natural gas costs.

Other Segment

CF Industries’ Other segment primarily includes diesel exhaust fluid (DEF), urea liquor and nitric acid.

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
	(dollars in millions, except per ton amounts)
Net sales	$131	$146	$503	$564
Cost of sales	77	85	302	328
Gross margin	$54	$61	$201	$236
Gross margin percentage	41.2%	41.8%	40.0%	41.8%

Sales volume by product tons (000s)	535	571	2,101	2,206
Sales volume by nutrient tons (000s)(1)	106	113	411	434

Average selling price per product ton	$245	$256	$239	$256
Average selling price per nutrient ton(1)	1,236	1,292	1,224	1,300

Adjusted gross margin(2):
Gross margin	$54	$61	$201	$236
Depreciation and amortization	13	16	61	64
Unrealized net mark-to-market loss (gain) on natural gas derivatives	—	3	(2)	(4)
Adjusted gross margin	$67	$80	$260	$296
Adjusted gross margin as a percent of net sales	51.1%	54.8%	51.7%	52.5%

Gross margin per product ton	$101	$107	$96	$107
Gross margin per nutrient ton(1)	509	540	489	544
Adjusted gross margin per product ton	125	140	124	134
Adjusted gross margin per nutrient ton(1)	632	708	633	682
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(1)Nutrient tons represent the tons of nitrogen within the product tons.
(2)Adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton are non-GAAP financial measures. Adjusted gross margin is defined as gross margin excluding depreciation and amortization and unrealized net mark-to-market (gain) loss on natural gas derivatives. A reconciliation of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to gross margin, the most directly comparable GAAP measure, is provided in the table above. See “Note Regarding Non-GAAP Financial Measures” in this release.

Comparison of 2024 to 2023:

•Other sales volumes for 2024 were similar to 2023.
•Other average selling prices decreased for 2024 compared to 2023 as lower global energy costs reduced the global market clearing price required to meet global demand.
•Other adjusted gross margin per ton decreased for 2024 compared to 2023 due primarily to lower average selling prices partially offset by lower realized natural gas costs.

Dividend Payment

On January 30, 2025, CF Industries’ Board of Directors declared a quarterly dividend of $0.50 per common share. The dividend will be paid on February 28, 2025 to stockholders of record as of February 14, 2025.

Conference Call

CF Industries will hold a conference call to discuss its full year and fourth quarter 2024 results at 11:00 a.m. ET on Thursday, February 20, 2025. This conference call will include discussion of CF Industries’ business environment and outlook. Investors can access the call and find dial-in information on the Investor Relations section of the Company’s website at www.cfindustries.com.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable low-carbon hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

Note Regarding Non-GAAP Financial Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, and, on a segment basis, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, which are non-GAAP financial measures, provide additional meaningful information regarding the Company’s performance and financial strength. Management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, free cash flow, adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton, included in this release may not be comparable to similarly titled measures of other companies. Reconciliations of EBITDA, EBITDA per ton, adjusted EBITDA, adjusted EBITDA per ton, and free cash flow to the most directly comparable GAAP measures are provided in the tables accompanying this release under “CF Industries Holdings, Inc.-Selected Financial Information-Non-GAAP Disclosure Items.” Reconciliations of adjusted gross margin, adjusted gross margin as a percent of net sales and adjusted gross margin per product ton and per nutrient ton to the most directly comparable GAAP measures are provided in the segment tables included in this release.

Safe Harbor Statement

All statements in this communication by CF Industries Holdings, Inc. (together with its subsidiaries, the “Company”), other than those relating to historical facts, are forward-looking statements. Forward-looking statements can generally be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” or “would” and similar terms and phrases, including references to assumptions. Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. These statements may include, but are not limited to, statements about strategic plans and management’s expectations with respect to the production of low-carbon ammonia, the development of carbon capture and sequestration projects, the transition to and growth of a hydrogen economy, greenhouse gas reduction targets, projected capital expenditures, statements about future financial and operating results, and other items described in this communication.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, the cyclical nature of the Company’s business and the impact of global supply and demand on the Company’s selling prices; the global commodity nature of the Company’s nitrogen products, the conditions in the international market for nitrogen products, and the intense global competition from other producers; conditions in the United States, Europe and other agricultural areas, including the influence of governmental policies and technological developments on the demand for our fertilizer products; the volatility of natural gas prices in North America and the United Kingdom; weather conditions and the impact of adverse weather events; the seasonality of the fertilizer business; the impact of changing market conditions on the Company’s forward sales programs; difficulties in securing the supply and delivery of raw materials or utilities, increases in their costs or delays or interruptions in their delivery; reliance on third party providers of transportation services and equipment; the Company’s reliance on a limited number of key facilities; risks associated with cybersecurity; acts of terrorism and regulations to combat terrorism; risks associated with international operations; the significant risks and hazards involved in producing and handling the Company’s products against which the Company may not be fully insured; the Company’s ability to manage its indebtedness and any additional indebtedness that may be incurred; the Company’s ability to maintain compliance with covenants under its revolving credit agreement and the agreements governing its indebtedness; downgrades of the Company’s credit ratings; risks associated with changes in tax laws and disagreements with taxing authorities; risks involving derivatives and the effectiveness of the Company’s risk management and hedging activities; potential liabilities and expenditures related to environmental, health and safety laws and regulations and permitting requirements; regulatory restrictions and requirements related to greenhouse gas emissions; the development and growth of the market for low-carbon ammonia and the risks and uncertainties relating to the development and implementation of the Company’s low-carbon ammonia projects; and risks associated with expansions of the Company’s business, including unanticipated adverse consequences and the significant resources that could be required.

More detailed information about factors that may affect the Company’s performance and could cause actual results to differ materially from those in any forward-looking statements may be found in CF Industries Holdings, Inc.’s filings with the Securities and Exchange Commission, including CF Industries Holdings, Inc.’s most recent annual and quarterly reports on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the Company’s web site. It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events, plans or goals anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on our business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements are given only as of the date of this communication and the Company disclaims any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

For additional information:
Media	Investors
Chris Close	Darla Rivera
Senior Director, Corporate Communications	Director, Investor Relations
847-405-2542 - cclose@cfindustries.com	847-405-2045 - darla.rivera@cfindustries.com

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
	(in millions, except per share amounts)
Net sales	$1,524	$1,571	$5,936	$6,631
Cost of sales	1,000	1,070	3,880	4,086
Gross margin	524	501	2,056	2,545
Selling, general and administrative expenses	78	76	320	289
U.K. operations restructuring	—	3	—	10
Acquisition and integration costs	—	12	4	39
Other operating—net	8	(12)	(10)	(31)
Total other operating costs and expenses	86	79	314	307
Equity in earnings (loss) of operating affiliate	3	4	4	(8)
Operating earnings	441	426	1,746	2,230
Interest expense	47	35	121	150
Interest income	(33)	(43)	(123)	(158)
Other non-operating—net	(6)	(2)	(14)	(10)
Earnings before income taxes	433	436	1,762	2,248
Income tax provision	41	84	285	410
Net earnings	392	352	1,477	1,838
Less: Net earnings attributable to noncontrolling interest	64	78	259	313
Net earnings attributable to common stockholders	$328	$274	$1,218	$1,525

Net earnings per share attributable to common stockholders:
Basic	$1.89	$1.44	$6.75	$7.89
Diluted	$1.89	$1.44	$6.74	$7.87
Weighted-average common shares outstanding:
Basic	173.2	190.1	180.4	193.3
Diluted	173.5	190.6	180.7	193.8

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2024	December 31, 2023
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$1,614	$2,032
Accounts receivable—net	404	505
Inventories	314	299
Prepaid income taxes	145	167
Other current assets	43	47
Total current assets	2,520	3,050
Property, plant and equipment—net	6,735	7,141
Investment in affiliate	29	26
Goodwill	2,492	2,495
Intangible assets—net	507	538
Operating lease right-of-use assets	266	259
Other assets	917	867
Total assets	$13,466	$14,376

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$603	$520
Income taxes payable	2	12
Customer advances	118	130
Current operating lease liabilities	86	96
Other current liabilities	9	42
Total current liabilities	818	800
Long-term debt	2,971	2,968
Deferred income taxes	871	999
Operating lease liabilities	189	168
Supply contract liability	724	754
Other liabilities	301	314
Equity:
Stockholders’ equity	4,985	5,717
Noncontrolling interest	2,607	2,656
Total equity	7,592	8,373
Total liabilities and equity	$13,466	$14,376

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
	(in millions)
Operating Activities:
Net earnings	$392	$352	$1,477	$1,838
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	221	229	925	869
Deferred income taxes	(46)	154	(115)	81
Stock-based compensation expense	10	8	36	37
Unrealized net (gain) loss on natural gas derivatives	(2)	26	(35)	(39)
Impairment of equity method investment in PLNL	—	—	—	43
Gain on sale of emission credits	—	—	(47)	(39)
Loss on disposal of property, plant and equipment	5	—	12	4
Undistributed (earnings) losses of affiliate—net of taxes	(1)	5	(2)	3
Changes in assets and liabilities, net of acquisition:
Accounts receivable—net	75	(65)	77	100
Inventories	(19)	22	(28)	152
Accrued and prepaid income taxes	(22)	(101)	1	(44)
Accounts payable and accrued expenses	53	28	44	(88)
Customer advances	(229)	(153)	(11)	(100)
Other—net	(17)	(25)	(63)	(60)
Net cash provided by operating activities	420	480	2,271	2,757
Investing Activities:
Additions to property, plant and equipment	(197)	(188)	(518)	(499)
Proceeds from sale of property, plant and equipment	3	—	3	1
Purchase of Waggaman ammonia production facility	—	(1,223)	2	(1,223)
Purchase of investments held in nonqualified employee benefit trust	(2)	(1)	(2)	(1)
Proceeds from sale of investments held in nonqualified employee benefit trust	1	1	2	1
Purchase of emission credits	(1)	(2)	(3)	(2)
Proceeds from sale of emission credits	—	—	47	39
Other—net	—	5	—	5
Net cash used in investing activities	(196)	(1,408)	(469)	(1,679)
Financing Activities:
Financing fees	—	(2)	—	(2)
Dividends paid on common stock	(86)	(76)	(364)	(311)
Distributions to noncontrolling interest	—	—	(308)	(459)
Purchases of treasury stock	(375)	(225)	(1,509)	(580)
Proceeds from issuances of common stock under employee stock plans	—	1	2	2
Cash paid for shares withheld for taxes	(1)	—	(26)	(22)
Net cash used in financing activities	(462)	(302)	(2,205)	(1,372)
Effect of exchange rate changes on cash and cash equivalents	(25)	8	(15)	3
Decrease in cash and cash equivalents	(263)	(1,222)	(418)	(291)
Cash and cash equivalents at beginning of period	1,877	3,254	2,032	2,323
Cash and cash equivalents at end of period	$1,614	$2,032	$1,614	$2,032

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS

Reconciliation of net cash provided by operating activities (GAAP measure) to free cash flow (non-GAAP measure):

Free cash flow is defined as net cash provided by operating activities, as stated in the consolidated statements of cash flows, reduced by capital expenditures and distributions to noncontrolling interest. The Company has presented free cash flow because management uses this measure and believes it is useful to investors, as an indication of the strength of the Company and its ability to generate cash and to evaluate the Company’s cash generation ability relative to its industry competitors. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

	Year ended December 31,
	2024	2023
	(in millions)
Net cash provided by operating activities	$2,271	$2,757
Capital expenditures	(518)	(499)
Distributions to noncontrolling interest	(308)	(459)
Free cash flow	$1,445	$1,799

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
NON-GAAP DISCLOSURE ITEMS (CONTINUED)

Reconciliation of net earnings attributable to common stockholders and net earnings attributable to common stockholders per ton (GAAP measures) to EBITDA, EBITDA per ton, adjusted EBITDA and adjusted EBITDA per ton (non-GAAP measures), as applicable:
EBITDA is defined as net earnings attributable to common stockholders plus interest expense (income)—net, income taxes and depreciation and amortization. Other adjustments include the elimination of loan fee amortization that is included in both interest and amortization, and the portion of depreciation that is included in noncontrolling interest.

The Company has presented EBITDA and EBITDA per ton because management uses these measures to track performance and believes that they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.

Adjusted EBITDA is defined as EBITDA adjusted with the selected items as summarized in the table below. The Company has presented adjusted EBITDA and adjusted EBITDA per ton because management uses these measures, and believes they are useful to investors, as supplemental financial measures in the comparison of year-over-year performance.

	Three months ended December 31,		Year ended December 31,
	2024	2023	2024	2023
	(in millions)
Net earnings	$392	$352	$1,477	$1,838
Less: Net earnings attributable to noncontrolling interest	(64)	(78)	(259)	(313)
Net earnings attributable to common stockholders	328	274	1,218	1,525
Interest expense (income)—net	14	(8)	(2)	(8)
Income tax provision	41	84	285	410
Depreciation and amortization	221	229	925	869
Less other adjustments:
Depreciation and amortization in noncontrolling interest	(21)	(22)	(91)	(85)
Loan fee amortization(1)	(1)	(1)	(4)	(4)
EBITDA	582	556	2,331	2,707
Unrealized net mark-to-market (gain) loss on natural gas derivatives	(2)	26	(35)	(39)
Gain on foreign currency transactions, including intercompany loans	(2)	(5)	—	—
Impact of employee benefit plan policy change	(16)	—	(16)	—
U.K. operations restructuring	—	3	—	10
Acquisition and integration costs	—	12	4	39
Impairment of equity method investment in PLNL	—	—	—	43
Total adjustments	(20)	36	(47)	53
Adjusted EBITDA	$562	$592	$2,284	$2,760

Net sales	$1,524	$1,571	$5,936	$6,631
Sales volume by product tons (000s)	4,747	4,912	18,943	19,130

Net earnings attributable to common stockholders per ton	$69.10	$55.78	$64.30	$79.72
EBITDA per ton	$122.60	$113.19	$123.05	$141.51
Adjusted EBITDA per ton	$118.39	$120.52	$120.57	$144.28
_______________________________________________________________________________
(1)Loan fee amortization is included in both interest expense (income)—net and depreciation and amortization.

CF INDUSTRIES HOLDINGS, INC.
SELECTED FINANCIAL INFORMATION
ITEMS AFFECTING COMPARABILITY OF RESULTS

For the three months ended December 31, 2024 and 2023, we reported net earnings attributable to common stockholders of $328 million and $274 million, respectively. For the year ended December 31, 2024 and 2023, we reported net earnings attributable to common stockholders of $1.22 billion and $1.53 billion, respectively. Certain items affected the comparability of our financial results for the three months and year ended December 31, 2024 and 2023. The following table outlines these items that affected the comparability of our financial results for these periods.

	Three months ended December 31,				Year ended December 31,
	2024		2023		2024		2023
	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax	Pre-Tax	After-Tax
	(in millions)
Unrealized net mark-to-market (gain) loss on natural gas derivatives(1)	$(2)	$(2)	$26	$20	$(35)	$(27)	$(39)	$(30)
Gain on foreign currency transactions, including intercompany loans(2)	(2)	(2)	(5)	(4)	—	—	—	—
Impact of employee benefit plan policy change(3)	(16)	(13)	—	—	(16)	(13)	—	—
U.K. operations restructuring	—	—	3	2	—	—	10	8
Acquisition and integration costs	—	—	12	9	4	3	39	29
Impairment of equity method investment in PLNL(4)	—	—	—	—	—	—	43	32
Canada Revenue Agency Competent Authority Matter:
Interest expense (income)—net(5)	1	1	—	—	(39)	(38)	—	—
_______________________________________________________________________________
(1)Included in cost of sales in our consolidated statements of operations.
(2)Included in other operating—net in our consolidated statements of operations.
(3)Included in cost of sales and selling, general and administrative expenses in our consolidated statements of operations.
(4)Included in equity in earnings (loss) of operating affiliate in our consolidated statements of operations.
(5)Included in interest expense and interest income in our consolidated statements of operations.